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EXHIBIT 4.2(i)

AGREEMENT TO EXTEND MEZZANINE REVOLVING PROMISSORY NOTE
and WORKING CAPITAL PROMISSORY NOTE

JULY 15, 2003

        This Agreement to extend the Mezzanine Revolving Promissory Note, dated March 31, 2002, in the principal amount not to exceed $3,500,000.00 from 2ndSwing, Inc., a Minnesota corporation ("Maker") to David R. Pomije ("Holder") and Working Capital Promissory Note, dated March 31, 2002, in the amended principal amount of $4,500,000.00 from Maker to Holder ("Agreement to Extend") is entered into effective July 15, 2003:

        For value received, the parties hereto agree as follows:

1.
In the event an initial public offering ("Offering") is closed on or before the current maturity date of the Mezzanine Revolving Promissory Note of March 31, 2004, the maturity date of the Mezzanine Revolving Promissory Note shall be extended to March 31, 2006, but all other terms and conditions of the Mezzanine Revolving Promissory Note shall remain in full force and effect.

2.
In the event such Offering closes on or before the current maturity date of the Working Capital Promissory Note of March 31, 2004, the maturity date of the Working Capital Promissory Note shall be extended to March 31, 2006 and the principal amount of such note on or after the current maturity date shall be reduced from $4,500,000.00 to $1,500,000.00, but all other terms and conditions of the Working Capital Promissory Note shall remain in full force and effect.

3.
Whether or not an Offering occurs, the maturity date on the notes referenced in Numbers 1 and 2 above is extended from March 31, 2004 to June 30, 2004.

4.
The Mezzanine Financing Letter Agreement dated March 31, 2002 by and between Maker and Holder which sets forth, among other things, the consideration to create the Mezzanine Revolving Promissory Note, is likewise amended so that reference to the Maturity Date (as therein defined) shall be amended if such Offering closes on or before the amended maturity date of June 30, 2004, so that the Maturity Date becomes either June 30, 2004, or March 31, 2006, as applicable. All other terms and conditions of the March 31, 2002 Mezzanine Financing Letter Agreement shall remain in full force and effect

        IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement to Extend.

MAKER:
2nd SWING, INC., a Minnesota corporation
By:	Stanley A. Bodine Its Chief Executive Officer
HOLDER:

David R. Pomije

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AGREEMENT TO EXTEND MEZZANINE REVOLVING PROMISSORY NOTE and WORKING CAPITAL PROMISSORY NOTE JULY 15, 2003